Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-130515, 333-124145, 333-118503 and 333-132684, and Form S-8 Nos. 333-128692, 333-119577 pertaining to Endeavour International Corporation (F/K/A Continental Southern Resources, Inc.) 2004 Incentive Plan Non-Plan Restricted Stock Award Agreements and Endeavour International Corporation 2004 Incentive Plan Non-Plan Restricted Stock Award Agreements Non-Plan Stock Option Agreement respectively) of Endeavour International Corporation and in the related Prospectuses of our report dated October 10, 2006, with respect to the statement of revenues and direct operating expenses of the oil and gas properties to be purchased by Endeavour International Corporation from Talisman Resources Limited included in this Current Report (Form 8-K/A) dated November 7, 2006.
Ernst & Young LLP
/s/ Ernst & Young LLP
Aberdeen, Scotland
November 7, 2006